Exhibit 99.1

NewHydrogen CEO Steve Hill Discusses Novel Catalysts for Green Hydrogen Production with Georgia Tech Expert

Dr. Faisal Alamgir discusses the role of graphene in catalysts for green hydrogen production and fuel cell technologies

SANTA CLARITA, Calif. (January 2, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Faisal Alamgir, professor of the School of Materials, Science and Engineering at the Georgia Institute of Technology regarding the potential use of graphene in catalysts for green hydrogen production and fuel cell technologies.

The conversation explored the properties and research of graphene, its potential in catalysis, and the challenges in controlling the size, shape, and active sites of particles in catalysts. Dr. Alamgir emphasized the importance of material selection and the supporting structure in catalytic activity.

Dr. Alamgir explained the concept of catalysis, highlighting the differences between homogeneous and heterogeneous catalysis. He emphasized his work in heterogeneous catalysis, particularly focusing on catalyst-reactant interactions and the design of catalysts that can be adjusted once in application. Dr. Alamgir said, “There are limitations on heterogeneous catalysts, such as the permanence of catalyst properties once applied and the activity of the catalyst happening on the surface of the catalyst. Therefore, researchers face challenges in balancing catalyst activity and stability. Graphene is a two-dimensional allotrope of carbon, found in graphite, and has a unique honeycomb structure. The research focuses on the interaction between the layers of graphene and the covalent bonds within it.”

Dr. Alamgir elaborated on the unique properties of graphene and its potential for use in catalysis. Dr. Alamgir said, “The material’s atomic structure allows for the manipulation of metal catalysts grown on top of it, which could lead to the formation of a 2D metal. This metal, with its covalent bonds to the graphene and lateral metallic bonds with neighboring atoms, creates an isotropic material with distinct properties in different directions. It is possible to use this material to create a high surface area catalyst.”

On the key findings of the research activities, Dr. Alamgir said, “We studied the influence of metal properties on catalytic activity and the energy cost of a reaction, then concluded that selecting materials and the role of supporting structure are highly important. We also explored the use of graphene as a diffusion barrier, maintaining the architecture and properties of the catalyst resulting in successful implementation of graphene in catalysts, demonstrating its potential for preserving the catalyst’s activity and stability.”

Dr. Alamgir earned his B.S. degree in Physics and Mathematics (magna cum laude) from the Coe College and his Ph.D. in Materials Science and Engineering from Lehigh University. He held a postdoctoral position jointly between Brookhaven National Laboratory (BNL) and Hunter College of the City University of New York (CUNY) and a simultaneous position as adjunct professor at the CUNY Hunter College, where he taught physics courses. Dr. Alamgir is currently a Professor in the School of Materials Science and Engineering (MSE) and an initiative Lead in the Institute of Materials at the Georgia Institute of Technology (GT). As a faculty at MSE, he focuses on teaching the atomic-scale fundamentals of structure-property relations and on materials characterization. As the Initiative Lead for the Institute of Material at GT, he focuses on developing next generation capabilities in materials characterization. Prior to joining GT, he spent 1.5 years at the National Institute of Standards and Technology as a Visiting Scientist to help develop experimental capabilities at their hard x-ray spectroscopy beamline at Brookhaven National Laboratory.

Dr. Alamgir is listed as a Google Scholar at https://scholar.google.com/citations?user=CT721oIAAAAJ&hl=en

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Alamgir at https://newhydrogen.com/videos/ceo-podcast/dr-faisal-alamgir-georgia-institute-of-technology.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com